Exhibit 16

October 18, 1995

Securities and Exchange Commission
450 Fifth Street N.W.
Judiciary Plaza
Washington, DC  20549


Dear Gentlemen:

We have read Item 4 included in the attached Form 8-k dated
October 18, 1995, of Outlet Centre Partners to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

ARTHUR ANDERSEN LLP


/s/Arthur Andersen LLP


DFV

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